EXHIBIT 4.l

June 18, 2008

Trevor McKee

Director of Sales & Marketing,

Norwood Packaging Ltd.

8519 – 132nd Street, Surrey, BC, V3W 4N8

Dear Mr. McKee:

By mutual agreement, both ALDA Pharmaceuticals Corp. (“ALDA”) and Norwood Packaging Ltd. (“Norwood”) agree to waive the 90 day notice period required in Paragraph 18.a of the agreement dated September 29, 2005 between ALDA and Norwood and to terminate the agreement, effective on the date this letter is signed by Norwood.

For future orders, ALDA will provide Norwood with purchase orders and pay Norwood according to the standard payment terms that Norwood provides to its other customers.

ALDA will arrange to have ALDA’s inventory removed from Norwood’s premises 7 business days after the letter is signed by Norwood.

We appreciate the consideration provided to ALDA by Norwood and we look forward to continuing to work with you.

Sincerely yours,

“Terrance Owen”

Terrance G. Owen, Ph.D., M.B.A.

President & CEO

The undersigned has read, understood, acknowledges and agrees with the foregoing and accepts the terms and conditions set out in this letter.

DATED this 18th day of June , 2008.

Norwood Packaging Ltd.

Per:

“Trevor McKee”

Director of Sales and Marketing

635 Columbia Street – New Westminster, BC  V3M 1A7 Canada  -  telephone [604] 521.8300  - facsimile [604] 521.8322

www.aldacorp.com